Exhibit 10.5

ASSET PURCHASE AGREEMENT

by and among

KAT Specialties, Inc., a Texas corporation (“Seller”),

and

Onyx Capital Tequila Partners IV, LLC, a Texas limited liability company (“Buyer”).

Dated February 28, 2023

i

EXHIBITS

Exhibit A	Definitions

SCHEDULES

Schedule 2.01(i)	Fixed Assets and Equipment
Schedule 2.01(ii)	Inventory
Schedule 2.01(iv)	Assumed Contracts
Schedule 2.01(vi)	Intellectual Property
Schedule 2.01(xiii)	Transportation Equipment and Vehicles
Schedule 2.01(xiv)	Supply Agreements
Schedule 2.01(xv)	Website Addresses, Domain Names, and Telephone and Fax Numbers
Schedule 2.01(xx)	Licenses
Schedule 2.01(xxiv)	Accounts Receivable
Schedule 2.01(xxv)	Assumed Debt
Schedule 2.02(iii)	Retained Assets
Schedule 2.02(v)	Custom and Tariff Obligations
Schedule 3.01(i)	Current Liabilities
Schedule 3.01(ii)	Long Term Liabilities and Equipment Leases
Schedule 4.04	Allocation of Purchase Price
Schedule 5.04	Litigation

Schedule 5.05	Subsidiaries
Schedule 5.08(a)	Financial Statements
Schedule 5.09	Absence of Changes
Schedule 5.10	Liabilities
Schedule 5.11(a)	Legal Compliance
Schedule 5.11(b)	Permits
Schedule 5.13(b)	Exceptions to Owned Real Property Improvements
Schedule 5.14	Tax Matters
Schedule 5.16	Contracts
Schedule 5.17	Insurance
Schedule 5.18(b)	Employment Laws
Schedule 5.18(d)	Compensation Plans
Schedule 5.18(e)	Offer Letters
Schedule 5.18(f)	Employee Policies and Procedures
Schedule 5.19	Employee Benefit Plan
Schedule 5.20	Environmental Laws
Schedule 5.21	Customers and Suppliers
Schedule 5.22	Affiliate Transactions
Schedule 5.23	Liens
Schedule 5.25(a)	Product recalls and warranties
Schedule 7.10	Selected Employees
Schedule 8.03(e)(ii)	Third Party Consents
Schedule 8.03(e)(iii)	Payoff Letters
Schedule 8.03(e)(ix)	Release of Liens

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is signed at the dates adjacent to the signatures of the parties, but effective as of February 28, 2023, and is made and entered into by and among KAT Specialties, Inc., a Texas corporation (“Seller”) and Onyx Capital Tequila Partners IV, LLC, a Texas limited liability company (“Buyer”). The above-referenced parties are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller operates a custom countertop fabrication and installation business under the name “KAT Fabricators” (the “Business”).

WHEREAS, Buyer desires to acquire the assets of Seller and assume only certain liabilities enumerated herein.

WHEREAS, at the Closing, on the terms set forth herein, Seller intends to sell to Buyer, and Buyer intends to purchase from Seller, substantially all of the Assets (as hereinafter defined) in exchange for the consideration as set forth herein (the “Asset Purchase” and, together with any other transactions contemplated by this Agreement, the “Transactions”).

WHEREAS, the members of Buyer and the board of directors and shareholders of Seller have approved the execution, delivery and performance of their respective obligations pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01. Definitions. Certain terms used in this Agreement are capitalized. Such terms shall have the meaning set forth in the text of this Agreement or in Exhibit “A” attached hereto.

ARTICLE II.
PURCHASE AND SALE OF ASSETS

Section 2.01 Assets to be Sold. Except as otherwise provided in Section 2.02, upon the terms and subject to the conditions herein set forth, at the Closing, Seller will contribute, assign, transfer, convey and deliver to Buyer all right, title and interest of Seller in and to:

(i) the fixed assets, property and equipment of Seller as set forth on Schedule 2.01(i);

(ii) any and all inventory as set forth on Schedule 2.01(ii);

(iii) [removed]

(iv) all contracts, licenses, leases, sales orders, purchase orders and other agreements with respect to the Seller set forth on Schedule 2.01(iv) (collectively, the “Assumed Contracts”);

(v) all Records;

(vi) all Intellectual Property set forth on Schedule 2.01(vi);

(vii) all sales, promotion, marketing and advertising rights and materials, customer lists, supplier lists, mailing lists, all files relating to the foregoing, and other data with respect to the Business, including all social media accounts, Yelp, Google and similar profiles, and all other marketing and advertising accounts and assets associated with the Business;

(viii) all deposits and retentions held by third parties under all Assumed Contracts;

(ix) all Permits, to the extent such Permits are transferable, and all non-governmental licenses, franchises, authorizations and approvals, in each case relating to the Business;

(x) all products sold or leased by Seller (including products hereafter returned or repossessed and unpaid sellers’ rights of rescission, replevin, reclamation and rights to stoppage in transit);

(xi) all guaranties, representations, warranties, indemnities and similar rights in favor of the Seller;

(xii) systems used primarily in the Business, including, but not limited to, those systems used by Seller in the Business relating to customer service/order entry, Accounts Payable/Accounts Receivable, general ledger, payroll/benefits, planning/purchasing, distribution, logistics and operations costing listed on Schedule 2.01(xii);

(xiii) the transportation equipment and vehicles, all of which are listed on Schedule 2.01(xiii) by year, VIN number, make and model;

(xiv) those supply agreements with third parties listed on Schedule 2.01(xiv);

(xv) website addresses, domain names (including katfabricators.com), and telephone and fax numbers listed on Schedule 2.01(xv);

(xvi) all of the Seller’s web content;

(xvii) prepaid expenses;

(xviii) work in progress and proposals in progress (for avoidance of doubt, all revenue attributable to work in progress belongs to Buyer);

(xix) the trade name “KAT Fabricators” and all other trade names ever used by Seller;

(xx) all licenses listed on Schedule 2.01(xx);

(xxi) customers and customer lists, including, but not limited to, contact information for all previous, current and prospective clients, and referral sources;

(xxii) office furniture, signage and office equipment including, but not limited to, computers, security systems, fixtures, computer software and hardware, copiers, telephone systems, printers, fax machines, monitors, keyboards, workstation servers and the like;

(xxiii) lists of suppliers including, but not limited to, raw materials suppliers;

(xxiv) the Accounts Receivable of the Seller as of the Closing Date listed on Schedule 2.01(xxiv);

(xxv) the Assumed Debt of the Seller listed on Schedule 2.01(xxv);

(xxvi) the goodwill of Seller; and

(xxvii) to the extent not otherwise included in the assets described in this Section 2.01, all other assets of every kind and description owned or held by the Seller (including assets in the possession of the Seller, vendors and subcontractors) and used in the Business, as the same shall exist on the Closing Date, other than the Retained Assets.

All the foregoing rights, properties and assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder are hereinafter collectively referred to as the “Assets.” At the Closing, Buyer will purchase the Assets for the consideration set forth in Section 4.03 upon the terms and subject to the conditions set forth in this Agreement.

Section 2.02 Retained Assets and Liabilities. The following rights, properties and assets, as the same shall exist on the Closing Date, will be excluded from the Assets to be conveyed, assigned, transferred, and delivered to Buyer hereunder and will not be included within the meaning of the term “Assets” (all of such excluded assets being hereinafter collectively referred to as the “Retained Assets”):

(i) the consideration delivered to the Seller pursuant to this Agreement;

(ii) all accounts owing between the Seller and its respective Affiliates;

(iii) the Retained Assets listed on Schedule 2.02(iii); provided, however, that Buyer shall have the right to purchase each of the Retained Assets for One Dollar once any and all liabilities attached to a specific Retained Asset have been satisfied for that specific Retained Asset;

(iv) the Retained Assets listed on Schedule 2.02(iv) for which Buyer shall have no right to purchase; and

(v) all liabilities owed for the customs and tariff obligations of Seller (tariff issue) listed on Schedule 2.02(v).

Section 2.03 Nonassignable Permits. To the extent any Permit is not assignable, either by its terms or as a matter of Law, Buyer will prepare and submit, and Seller will reasonably cooperate with and assist Buyer in preparing and submitting, any information, applications or filings required in connection with the reissuance to Buyer of such Permit.

ARTICLE III.
ASSUMPTION OF LIABILITIES

Section 3.01 Liabilities Assumed by Buyer. Except as otherwise limited in this Agreement, Buyer will assume, upon the terms and subject to the conditions set forth herein, at the Closing, and will perform or satisfy (or cause to be performed or satisfied) thereafter, but only to the extent related to the Seller, only the following liabilities and obligations:

(i) the current liabilities listed on Schedule 3.01(i) (the “Current Liabilities”);

(ii) long-term liabilities, capital leases and loans for Equipment financing listed on Schedule 3.01(ii);

(iii) liabilities and obligations of the Seller under the Assumed Contracts that arise or relate to matters beginning on or after the Closing Date;

(iv) except as otherwise provided in this Agreement, all obligations, claims, demands and causes of action arising from and accruing with respect to the functioning, use and operation of the Assets on and after the Closing Date; and

(v) all liabilities or obligations with respect to Taxes for which Buyer is liable pursuant to Section 7.02.

All of the foregoing liabilities and obligations of Seller to be assumed by Buyer hereunder are hereinafter collectively referred to as the “Assumed Liabilities.”

Section 3.02 Retained Liabilities. Anything in Section 3.01 to the contrary notwithstanding, Buyer will not assume or in any way be liable or responsible for any liabilities or obligations of Seller relating to the Assets or the Business or any claims in respect thereof, including, but not limited to, (i) liabilities related to accrued vacation time of employees, other than Assumed Liabilities, or (ii) liabilities related to the customs and tariff obligations of Seller listed on Schedule 2.02(v).

ARTICLE IV.
CLOSING

Section 4.01 Time and Place of Closing. The closing of the purchase and sale of the Assets and the transactions contemplated by this Agreement (“Closing”) shall, unless otherwise agreed in writing by the Parties, take place on February 28, 2023. Both Buyer and Seller agree to work in good faith to satisfy any and all conditions to closing outstanding at the Closing as soon as is reasonably possible or such other date, place or time as may be agreed upon between the parties (the “Closing Date”). The Closing shall take place by electronic mail, or by physical exchange of documentation at such place agreed upon as the parties shall mutually agree. For purposes of this Agreement, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

Section 4.02 Costs and Expenses. Each party shall bear its own costs and expenses, including attorneys’ fees, in connection with the negotiation and execution of this Agreement and the consummation of the Transactions contemplated hereby.

Section 4.03 Purchase Price.

(a) The purchase price (“Purchase Price”) is an amount equal to the Assumed Debt plus a promissory note in the principal amount of $100,000 bearing interest at 7% per annum based on a 20-year amortization schedule, payable in monthly payments of interest and principal beginning 30 days post-Closing, with the outstanding balance payable in a balloon payment 60 months after the Closing Date (the “Promissory Note”).

(b) Buyer shall provide Seller with a lien and security interest in, on and against the assets of the Business as collateral for the payment of the Purchase Price.

(c) Invoice Number 64224 in the amount of $580,036.30 for the project generally known as the Hastings Project shall be allocated as follows upon receipt of payment: $270,036.30 shall be deposited in the operating accounts for use toward general business expenses with all other similar accounts receivable, and $310,000 shall be deposited immediately to reduce the outstanding balance of one or more of the BBT/Truist Line of Credit or the JP Morgan Chase Line of Credit (together the “Lines of Credit”) until each of the Lines of Credit is paid in full in a lump sum payment. All advances, refunds, credits and/or monies received from the Employee Retention Credit filed by the Seller in 2022 shall be applied to the Lines of Credit until each of the Lines of Credit is paid in full. Any balance remaining after the Lines of Credit have been paid in full belong to Seller. To the extent payment on Invoice Number 64224 or any advances, refunds, credits and/or monies received from the Employee Retention Credit are received by Seller after the effective date of this Agreement, the obligations of this paragraph shall be the sole responsibility of Seller. If any such payments are received by Buyer, then it shall promptly remit such payments to Seller for the purpose contemplated herein.

(d) At Closing, Buyer will reimburse Seller for $17,631 for amounts paid by Seller on the Acadian Builders Group LLC project.

Section 4.04 Allocation of Purchase Price. Within 60 days after Closing, Buyer shall deliver to Seller its proposed allocation of the amount of the consideration paid for the Assets in writing in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder in the form attached hereto as Schedule 4.04. If the Seller disagrees with such allocation, Seller shall notify, within ten (10) Business Days following the delivery of such proposed allocation, Buyer in writing of such disagreement and its reason for disagreeing in which case Buyer and Seller shall attempt to resolve the disagreement. If the Parties have not resolved any such dispute by the end of the period ending ten (10) days following the giving of such written notice by Seller, the dispute shall be referred to the Dispute Resolution Firm that shall be directed to submit a final allocation within thirty (30) days and whose determination shall be binding on both Parties. Each Party shall share the fees and expenses of the Dispute Resolution Firm. The Seller and Buyer each agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder and consistent with the allocation determined pursuant to the procedure described in this Section 4.04. To the extent the amount of the consideration paid for the Assets is hereafter adjusted, the Seller and Buyer shall file an amended Form 8594 in the same manner and according to the same procedure described above in this Section 4.04. The allocation of the consideration paid for the Assets pursuant to this Section 4.04 shall be binding on Buyer and Seller for all Tax reporting purposes.

ARTICLE IX
 REPRESENTATIONS AND WARRANTIES

OF THE SELLER

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Seller represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

Section 5.01 Organization of the Seller. The Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Texas. The Seller is duly qualified, licensed or admitted to do business as a foreign entity and is in good standing in every jurisdiction in which the operation of its business or the Seller ships assets requires it to be so qualified, licensed, admitted or in good standing.

Section 5.02 Authorization of Transactions by the Seller. The Seller has full right, power and authority and all licenses, permits and authorizations necessary, to own, lease and operate its properties, to carry on its Business as now conducted, and to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The board of directors and Shareholder of the Seller have unanimously authorized the execution and delivery by the Seller of such Transaction Documents, and the performance by the Seller of its obligations thereunder. The Transaction Documents to which the Seller is a party have been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.03 Noncontravention. Neither the execution and delivery by the Seller of the Transaction Documents, nor the consummation of the Transactions, (a) violates or conflicts with any provisions of the governing documents of the Seller, (b) violates or conflicts with any Law or order to which any Seller is subject or by which the Seller of its assets or properties is bound, or (c) violates, conflicts with or results in a breach of any provision of, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, results in acceleration of, creates in any Person the right to accelerate, terminate, modify or cancel, requires any consent or notice under, or results in the imposition or creation of a Lien upon or with respect to any equity interests or assets of any Seller under, any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which the Seller is a party, or by which the Seller or any of its assets or properties is bound. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of the Seller in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions.

Section 5.04 Litigation.

(a) Except as set forth on Schedule 5.04, there is, and since January 1, 2019, there has been, no Action pending or, to the Seller’s Knowledge, threatened against, related to the Seller, at law or in equity, by or before a third Person or a Governmental Authority, including any Action that questions the validity of, or the right of the Seller to enter into, this Agreement or to consummate the Transactions, which in each case has not been fully and finally resolved with no ongoing liability on the part of the Seller. Except as set forth on Schedule 5.04, the Seller has not received any notice of, and, to the Seller’s Knowledge, there has not been any accident, happening or event which is or has been caused or allegedly caused by or otherwise involving any services performed in connection with or on behalf of the Seller that is reasonably likely to result in or serve as a basis for a claim or loss. The Seller is not subject to or bound by any settlement or conciliation agreement, or any judgment, order or decree of any court or other Governmental Authority.

(b) The Seller has delivered to Buyer all responses of counsel for the Seller to auditors’ requests for information regarding Actions pending or threatened against, relating to or affecting the Seller.

Section 5.05 Subsidiaries. Except as set forth on Schedule 5.05, the Seller has no subsidiaries and is not a party to any joint venture agreement. The Seller does not own the equity interest of any other Person.

Section 5.06 Brokers’ Fees. Seller has no liability to pay any fees or commission to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the Transactions for which Buyer could become liable or obligated.

Section 5.07 Books and Records. The books of account, minute books, ownership record books and other similar records of the Seller have been delivered or made available to Buyer and are complete and correct in all material respects. Such books and records contain a true and reasonably complete record of all action taken at all meetings and by all written consents in lieu of meeting of the governing bodies and equity holders of the Seller.

Section 5.08 Financial Statements.

(a) Schedule 5.08(a) contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated financial statements of the Seller as of December 31, 2022, December 31, 2021, December 31, 2020 and December 31, 2019; and (ii) the unaudited consolidated balance sheet of the Seller as of January 31, 2023 and the related unaudited statements of income and cash flows for the ten (10) month period then ended (the “Latest Balance Sheet”).

(b) Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, has been prepared from and is consistent with the books and records of the Seller (which books and records are correct and complete in all material respects) and accurately presents the financial condition and results of operations of the Seller as of the times and for the periods referred to therein, subject to the absence of footnotes in the Latest Balance Sheet.

(c) Seller has no undisclosed deferred revenue.

Section 5.09 Absence of Changes. Since January 31, 2023, except as set forth on Schedule 5.9 and Schedule 2.02(iv), Seller has not:

(a) sold, licensed, leased, transferred or assigned any of its assets, tangibles or intangible, or purchased any assets or properties of any Person, in each case other than in the Ordinary Course of Business;

(b) entered into (i) any agreement, contract or arrangement (or series of related agreements, contracts and arrangements) either involving more than $50,000 or outside the Ordinary Course of Business or (ii) any lease, sublease or license or other agreement for the use or occupancy of real property (a “Real Property Lease”);

(c) caused or suffered any acceleration, amendment, termination (partial or complete), modification or cancellation of, or granted any waiver or given any consent or release with respect to, (i) any agreement, contract, lease, license or arrangement (or series of related agreements, contracts, leases, licenses and arrangements) involving more than $50,000 or outside the Ordinary Course of Business or (ii) any Real Property Lease, in each case to which such Seller is a party or by which Seller or any of its assets is bound, and, to the Seller’s Knowledge, no party intends to take any such action;

(d) imposed or suffered to exist any Lien upon any of its Assets;

(e) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness involving, individually or in the aggregate, more than $50,000 or made any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or granted any waiver of any right of Seller under, any Indebtedness of or owing to Seller;

(f) delayed or postponed the payment of accounts or other Amounts Payable or other obligations or liabilities or accelerated the collection of any Accounts Receivable outside the Ordinary Course of Business;

(g) changed conduct related to cash management customs and practices (including with respect to maintenance of working capital balances, collection of Accounts Receivable, payment of Accounts Payable, accrued liabilities and other liabilities and pricing and credit policies) or, since the date of the Latest Balance Sheet, changed conduct related to cash management in any manner whatsoever;

(h) sold, securitized, factored or otherwise transferred any Accounts Receivable;

(i) experienced any material damage, destruction or loss (whether or not covered by insurance) to any real or personal property or Equipment;

(j) granted or promised any increase in the base compensation of any of its current or former directors, officers, managers, employees or consultants except in the ordinary course of business and consistent with past practice, or made any payment of or agreed to become obligated to pay any bonus, severance or change of control payments or any payment or benefit or other consideration of any nature whatsoever (other than base salary, commissions or consulting fees) to any of its current or former directors, officers, employees or consultants that would be considered a Seller Transaction Expense;

(k) sold, licensed, leased, transferred, assigned, abandoned, permitted to lapse or otherwise disposed of any Intellectual Property, or disclosed any confidential information of the Seller other than pursuant to an agreement requiring each Person to whom the disclosure was made to maintain the confidentiality of, and preserve all rights of, the Seller in such confidential information;

(l) changed or revoked any Tax election, changed any annual Tax accounting period, adopted or changed any method of accounting except as required by the Code or any regulations promulgated thereunder, filed any amended Tax Return except as required by the IRS, failed to pay any Tax when it became due and payable except as was being contested in good faith, entered into any closing agreement, arranged, filed or entered into any voluntary disclosure, amnesty, or similar arrangement with respect to Taxes, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in liability, consented to or requested any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, incurred any liability for Taxes outside the Ordinary Course of Business, failed to pay any Tax that becomes due and payable, changed any U.S. federal income tax classification, prepared or filed any Tax Return in a manner inconsistent with past practice, or taken or omitted to take any other action that had or would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Seller;

(m) declared, set aside or paid any dividend or made any distribution with respect to its shares or other equity interests (whether in cash or in kind) or directly or indirectly redeemed, purchased or otherwise acquired any of its shares or other equity interests; or

(n) authorized or entered into any agreement, contract or commitment to do any of the foregoing or authorized, taken or agreed to take (or fail to take) any action with respect to the foregoing.

Section 5.10 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.10, the Seller has no liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, and regardless of when asserted), and, there is no basis for any Action with respect to any liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (a) liabilities set forth on the Latest Balance Sheet and (b) liabilities that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is material and none of which relates to breach of contract, breach of warranty, tort, infringement, environmental, health or safety matters, violation of Law or any Action).

Section 5.11 Legal Compliance.

(a) The Seller is, and since January 1, 2023 has been, in compliance with all Laws applicable to the conduct of its businesses in all material respects. Except as set forth on Schedule 5.11(a) and except as been fully and finally resolved prior to the date hereof with no ongoing liability on the part of the Seller, the Seller has not received any written communication since January 1, 2023 from a Governmental Authority that alleges that the Seller is not in compliance with any Law applicable to the conduct of its businesses.

(b) All certificates, licenses, permits, authorizations and approvals made or issued pursuant to or under, or required by, Laws applicable to the Seller (“Permits”) to own, lease and operate its assets and to conduct the business of the Seller as currently conducted are set forth on Schedule 5.11(b).

Section 5.12 Anti-Corruption.

(a) Neither the Seller, nor any of its officers, directors, shareholders, or employees, nor to the Seller’s Knowledge, any agent or other third party representative acting on behalf of any of the Seller or any of the foregoing has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(b) Since January 1, 2023, the Seller has not, in each instance concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit.

Section 5.13 Real Property.

(a) Owned Real Property. Seller owns no real property.

(b) Except as set forth on Schedule 5.13(b), all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, located on and attached to the real property on which the Business is conducted (the “Improvements”) are in good condition and repair (normal wear and tear excepted). To Seller’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the businesses of the Buyer.

Section 5.14 Tax Matters.

(a) Except as disclosed on Schedule 5.14, all Tax Returns filed or required to have been filed by the Seller have been filed prior to the due date for such Tax Returns (taking into account any extensions thereof), and each such Tax Return is true, correct, accurate in all material respects and prepared in accordance with applicable Laws in all material aspects. All Taxes have been paid whether or not shown on any Tax Return. The Seller has made a good faith effort to correctly classify those individuals performing services as common law employees, leased employees, independent contractors or agents and timely withheld, reported and paid to the appropriate Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any member, employee, creditor, independent contractor or other third Person. There are no Liens on any assets of the Seller that arose in connection with the failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable.

(b) No amount or benefit is due or payable (including the receipt of property or the vesting of a payment or benefit) that could reasonably be expected to result, separately or in the aggregate, including with prior payments or benefits, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of Law), (ii) any amount that would be subject to the excise tax imposed under Section 4999 of the Code (or any similar provision of Law), or (iii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any similar provision of Law). Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii). Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any similar provision of Law). The Seller does not use the cash receipts and disbursements method of accounting for federal or applicable state, local or foreign income Tax purposes.

(c) Each agreement, contract, plan or other arrangement to which the Seller is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with the requirements of Section 409A of the Code and any IRS guidance issued thereunder, and no amounts under any such agreement, contract, plan or other arrangement is or has been subject to the interest and additional tax set forth under Section 409A of the Code. The Seller has no actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A and/or Section 4999.

(d) The Seller has properly collected and remitted all sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to its customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all services provided, or sales, leases, purchases made, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases, or services as exempt from sales, use, value added, and similar Taxes.

Section 5.15 Intellectual Property.

(a) Schedule 2.01(vi) sets forth a complete and correct list of all of the following owned by or filed in the name of the Seller: (i) Intellectual Property that is registered or pending registration with any Governmental Authority, (ii) domain names (including registrar and registrant information, as well as renewal date), (iii) material unregistered trademarks and service marks currently used in connection with any material product or service sold, provided or offered by the Seller; (iv) material unregistered copyrights embodied in any material product or service sold, provided or offered by the Seller, and (v) all material Software owned by the Seller, including where applicable the jurisdictions, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance or registration has been filed (items (i) and (ii), collectively, the “Registered Seller IP;” and items (i) through (v), collectively, the “Seller Intellectual Property”). The Seller exclusively owns and possesses all right, title and interest in and to all of the Registered Seller IP set forth on Schedule 5.16(a) and the Buyer will be entitled to use each item of Seller Intellectual Property licenses in the continued operation of the Business as presently conducted. Immediately subsequent to the Closing, the Seller Intellectual Property will be owned by or available for use by the Buyer on terms and conditions identical to those under which the Seller owns or uses the Seller Intellectual Property immediately prior to the Closing. All Registered Seller IP disclosed as issued on Schedule 5.16(a) is valid and enforceable, has been duly maintained, is in full force and effect, and has not expired or been cancelled or abandoned. The Seller is not obligated to pay any royalties and/or fees to any Person under any patent, trademark, copyright or other Intellectual Property license, other than under those IP License Agreements listed on Schedule 2.01(vi) for which there is also a notation regarding such an obligation to pay such royalties and/or fees.

(b) The Seller is in material compliance with all obligations under any agreement pursuant to which the Seller has obtained the right to use any third party Software, and in particular the Seller has purchased a sufficient number of seat licenses for its information technology systems.

(c) The Seller has taken commercially reasonable measures to protect the confidentiality of its trade secrets. No trade secret of the Seller has been disclosed or authorized to be disclosed to any third Person other than pursuant to a written non-disclosure agreement that adequately protects the Seller’s proprietary interests in and to such trade secrets. To the Seller’s Knowledge, no third Person to any non-disclosure agreement with the Seller is in breach or default thereof.

(d) The Seller owns, leases, licenses or otherwise has sufficient legal right to use all information technology systems currently used to operate the Business as presently conducted. There have been no material failures of such systems since January 1, 2023. The Seller has Software licenses sufficient to operate the Business as presently conducted.

Section 5.16 Contracts and Commitments. Except as set forth on Schedule 5.16, the Seller is not a party to or bound by, nor are any of its Assets or properties bound by, any outstanding (in each case, whether written or oral):

(a) contract for the employment or engagement of any officer, individual employee providing severance or other termination payments or benefits or relating to loans to officers, directors, employees or affiliates,

(b) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000,

(c) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it,

(d) contract or group of related contracts (excluding purchase orders entered into in the Ordinary Course of Business) for the purchase or sale of products or services under which the undelivered balance of such products or services has a selling price in excess of $50,000; or any other contract involving the payment or potential payment by or to the Seller of more than $50,000 during the twelve (12)-month period ending December 31, 2022, or

(e) settlement, conciliation or similar agreement with any Governmental Authority, or that will require the Seller to pay consideration after the date of this Agreement in excess of $10,000 other than the custody and tariff issue previously listed on Schedule 2.02(v).

Each agreement, lease, contract, commitment or other arrangement set forth or required to be set forth on Schedule 5.16 (each, a “Material Contract”) is in full force and effect and is a legal, valid and binding obligation of the Seller (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally by general equitable principles, specific performance and the enforceability of non-competition provisions). Except as specifically set forth on Schedule 5.16, Seller has performed all material obligations required to be performed by it and is not, and to Seller’s Knowledge, no other Party, in default under or in breach of or in receipt of any claim of default or breach under any Material Contract; and to Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such Material Contract. Seller has provided Buyer with a correct and complete copy of, or, if oral, a reasonably complete and accurate written description of the material terms of, each Material Contract, together with all amendments, waivers or other changes thereto.

Seller has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and, to Seller’s Knowledge, there is no fact that would justify the exercise of such a right. Seller does not currently contemplate and, to Seller’s Knowledge no other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed on Schedule 5.16, since January 1, 2023, none of the customers or suppliers of Seller, has refused or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to Seller.

Section 5.17 Insurance. Schedule 5.17 lists and briefly describes each insurance policy maintained by the Seller with respect to the properties, Assets, business, operations and employees of the Seller.

Section 5.18 Employees.

(a) No officer, key employee, or group of employees of Seller has (i) notified the Seller of such person’s or group’s intent to terminate employment with the Seller or (ii) to the Seller’s Knowledge, is a party to or bound by any confidentiality, non-competition, proprietary rights or other agreement that would materially restrict the performance of such employee’s employment duties or the ability of the Seller to conduct its business. There are no pending or, to the Knowledge of the Seller, threatened disputes, disagreements or controversies between the Seller, on the one hand, and any employee or consultant of the Seller, on the other hand, and no such disputes, disagreements or controversies have occurred since January 1, 2023.

(b) Other than as disclosed on Schedule 5.18(b), the Seller has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration (including work authorization verification), classification of workers and employees, worker safety, workers compensation, and the payment of social security and other Taxes. The Seller has fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, and other compensation which have come due and payable to its current and former employees and independent contractors under applicable Law, contract, or Seller policy; and each individual who has provided services to the Seller and was classified and treated by the Seller as an independent contractor, consultant, or other service provider is and was properly classified for all applicable purposes. Neither Seller nor any Subsidiary has engaged in any unfair labor practice, created a hostile work environment, sexually harassed an employee or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

(c) Seller is not in receipt of any outstanding inspection orders made under applicable Laws pertaining to occupational health and safety relating to the Seller. Since January 1, 2023, there have been no fatal or critical accidents that have occurred in the course of the operation of the Business that may reasonably lead to charges under applicable Laws pertaining to occupational health and safety.

(d) Schedule 5.18(d) contains a complete and accurate list of all compensation plans sponsored by Seller or to which Seller contributes on behalf of its employees, including Employee Benefit Plans listed on Schedule 5.18(d).

(e) Except as set forth on Schedule 5.18(e), there are no offer letters existing on the date hereof.

(f) Schedule 5.18(f) contains a complete and accurate list of all employee policies and procedures currently in effect.

(g) No unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any compensation plans, employment agreements or employee policies and procedures, other than immaterial changes in the ordinary course of business and consistent with past practice.

Section 5.19 Employee Benefits. Schedule 5.19 contains an accurate and complete list of each Employee Benefit Plan.

Section 5.20 Environmental Laws. Except as set forth on Schedule 5.20, the Seller has at all times complied and is in compliance with all Environmental Laws in all material respects. The Seller has obtained, maintained and at all times complied with, and is in material compliance with, all Permits required pursuant to Environmental Laws. Except as set forth on Schedule 5.20, the Seller has not received any written or oral notice, report or other information regarding any actual or alleged pending, or to the Seller’s Knowledge, threatened violation of Environmental Laws or any liabilities arising under Environmental Laws. Except as set forth on Schedule 5.20, the Seller is not subject to any pending, or to the Seller’s Knowledge, threatened Action relating to or arising under any Environmental Laws. Except as set forth on Schedule 5.20, the Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material, in each case as has given or as would give rise to any material liabilities pursuant to any Environmental Laws. The Seller has not designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing Hazardous Materials (including asbestos), in each case as has given or as would give rise to any liabilities pursuant to any Environmental Laws. Except as set forth on Schedule 5.20, the Seller has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Laws or Hazardous Materials. The Seller has made available to Buyer all environmental audits, reports and other material environmental, health or safety documents relating to the Seller, or relating to their past or current properties, facilities, or operations, in each case that are in their custody or under their reasonable control.

Section 5.21 Customers and Suppliers. Schedule 5.21 contains a true, correct and complete list of the top ten (10) customers (on the basis of revenue generated) and the top twenty (20) vendors and suppliers (on the basis of expenditures) of the Seller, in each case as of the twelve (12)-month period ended December 31, 2022, and discloses for each such customer, vendor and supplier the revenue generated or the expenditures, as applicable, with respect thereto for the periods then ended. Since December 31, 2022, no such customer, supplier or vendor has provided the Seller with any written notice of dispute or terminated or materially reduced, restricted, suspended or modified, or given written notice of an intent to terminate or materially reduce, restrict, suspend or modify, its business with the Seller, and, to the Seller’s Knowledge, no such termination, reduction, restriction, suspension or modification is intended.

Section 5.22 Affiliate Transactions. Except as set forth on Schedule 5.22, (i) there are no, and during the past twelve (12) months there have not been any, agreements, understandings, arrangements, liabilities or obligations (in each case whether written or oral) between the Seller, on the one hand, and any Related Party, on the other hand, (ii) the Seller does not provide or cause to be provided, or during the past twelve (12) months provided or caused to be provided, any assets, services or facilities to any Related Party, (iii) no Related Party provides or causes to be provided, or during the past twelve (12) months provided or caused to be provided, any assets, services or facilities to the Seller, (iv) the Seller does not beneficially own, or during the past twelve (12) months beneficially owned, directly or indirectly, any interests or investment assets of any Related Party, and (v) no Related Party has, or during the past twelve (12) months has had, any interest in any of the assets and properties used for or related to the business or operations of the Seller.

Section 5.23 Liens. Except as set forth on Schedule 5.23, (i) the Seller has good and marketable title, free and clear of all Liens, to all of the Assets, (A) located on the premises of the Seller, (B) necessary for, or used in, the conduct of the business of the Seller or, free and clear of any Liens and (C) reflected on the face of the Latest Balance Sheet, and (ii) no unreleased security agreement, financing statement or other instrument encumbering any such assets has been recorded, filed, executed or delivered, other than as will be released in connection with the Closing. The facilities, machinery, equipment and other tangible Assets of the Seller have been maintained in accordance with normal industry practice, are in good condition and repair in all material respects, and are usable in the Ordinary Course of Business, subject to normal wear and tear. The Seller owns or leases all facilities, machinery, equipment and other tangible assets reasonably necessary for the conduct of the Business. The properties and assets owned by the Seller are sufficient for the conduct of the Business as currently conducted.

Section 5.24 Inventory. The Inventory of the Seller, as the same shall exist on the Closing Date, will consist of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Business and are expected to be usable or saleable by the Seller within 120 days following the Closing Date. With respect to Inventory of Seller to be purchased by Buyer and in the hands of suppliers for which the Seller is committed as of the date hereof, such Inventory is expected to be usable or saleable in the Ordinary Course of Business as presently being conducted.

Section 5.25 Product Recalls; Warranties. Schedule 5.25(a) contains an accurate and complete list of all products distributed by Seller that have been recalled at any time since January 1, 2023. Except as set forth on Schedule 5.25(a), there is no claim against or liability of Seller with respect to any products distributed or sold by Seller that are alleged to be defective or unsafe, and, to Seller’s Knowledge, there is no basis for any such claim. No warranty work has been deferred by Seller. Seller is not currently aware of any material warranty work to be performed at this time; however, all past-performed work is subject to a one-year warranty for defects and workmanship.

Section 5.26 Certain Payments. Neither Seller nor, or to Seller’s Knowledge, any director, officer or employee of Seller has paid or caused to be paid, directly or indirectly, in connection with the Business (i) to any government or agency thereof or, any agent of any supplier or customer any bribe, kick-back or other similar payment; or (ii) any contribution to any political party or candidate in Seller’s name or on behalf of Seller (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

Section 5.27 Representations Not Waived. The representations and warranties of Seller contained herein will not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer and/or its representatives or agents or by reason of the fact that Buyer and/or its representatives or agents knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

Section 5.28 Projections. All projections provided to Buyer by Seller are based upon reasonable assumptions at the time made, and nothing has occurred since then that would indicate such projections are to be misleading. Seller is not aware of any occurrence or facts that would materially change the projections

Section 5.29 Disclosure. None of (i) the representations or warranties of Seller contained herein, (ii) the information contained in the Schedules referred to in this 0, and (iii) the certificates furnished to Buyer by Seller pursuant to Article VIII of this Agreement is or will be false or misleading in any material respect or omits or will omit to state a fact herein or therein required to be stated or necessary to make the statements herein or therein, in light of the circumstances under which made, not misleading in any material respect.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to Seller to enter into and perform its obligations under this Agreement, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 6.01 Organization of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas.

Section 6.02 Authorization of Transactions by Buyer. Buyer has full right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The board of managers and members of Buyer have unanimously (a) determined that the Transactions are in the best interests of Buyer and (b) authorized and approved the Transaction Documents to which Buyer is a party, the execution and delivery by Buyer of such Transaction Documents, and the performance by Buyer of its obligations thereunder. The Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 6.03 Noncontravention. Neither the execution and delivery by Buyer of the Transaction Documents, nor the consummation of the Transactions, (a) violates or conflicts with any provisions of the governing documents of Buyer, (b) violates or conflicts with any Law or order to which Buyer is subject or by which Buyer or any of its assets or properties is bound, or (c) violates, conflicts with or results in a breach of any provision of, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, results in acceleration of, creates in any Person the right to accelerate, terminate, modify or cancel, requires any consent or notice under, or results in the imposition or creation of a Lien upon any assets of Buyer under, any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Buyer is a party, or by which Buyer or any of its assets or properties is bound, except in the case of clauses (b) and (c) as could not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of Buyer in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions.

Section 6.04 Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against Buyer, which, if adversely determined, (a) would delay, hinder or prevent the consummation of the Transactions by Buyer or (b) would have, individually or in the aggregate with all other such Actions, a Material Adverse Effect on the ability of Buyer to perform its obligations under the Transaction Documents.

Section 6.05 Brokers’ Fees. Seller shall have no liability or obligation (whether matured or unmatured) to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the Transactions on the basis of any act or statement made or alleged to have been made by or on behalf of Buyer or any of its Affiliates, or any director, officer, manager, member, investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any of them.

Section 6.06 Disclosure. None of (i) the representations or warranties of Buyer, and/or Buyer’s representatives, contained herein, and (ii) the information furnished by Buyer to Seller is or will be false or misleading in any material respect or omits or will omit to state a fact herein or therein required to be stated or necessary to make the statements herein or therein, in light of the circumstances under which made, not misleading in any material respect.

Section 6.07 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds (whether through third-party debt financing pursuant to the terms of one or more debt commitment letters or otherwise) to enable it (a) to make payment of the Purchase Price and fees and expenses owed by Buyer relating to the transactions contemplated by this Agreement, and (b) to consummate the transactions contemplated by this Agreement.

ARTICLE VII.

COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by Buyer with respect to all Assets acquired in connection with this Agreement. The party required by applicable Law to file any related Tax Returns will file all such necessary Tax Returns and other documentation with respect to all such Transfer Taxes, such expenses to be borne by Seller and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation.

Section 7.02 Taxes.

(a) Seller will be liable for and will pay, and will indemnify, defend and hold harmless Buyer and its Affiliates (and managers, officers, employees, members, successors, assigns, representatives and agents) from and against, all Taxes (whether assessed or unassessed), applicable to the Business, the Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to January 1, 2023. Seller shall be responsible for the preparation and filing of all Tax Returns applicable to the Business, the Assets and the Assumed Liabilities attributable to taxable years or periods ending on or prior to the close of the day preceding the Closing Date.

(b) Buyer will be liable for and will pay, and will indemnify, defend and hold harmless Seller and its respective Affiliates (and their respective directors, officers, employees, members, successors, assigns, representatives and agents) from and against, all Taxes (whether assessed or unassessed), applicable to the Business, the Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning on the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the Closing Date; provided, that Buyer will not be liable for or pay, and will not indemnify, defend or hold harmless, the Seller and its respective Affiliates (and their respective directors, officers, employees, members, successors, assigns, representatives and agents) from and against, any Taxes for which Seller is liable under this Agreement, including, pursuant to Section 7.02(a). Buyer shall be responsible for the preparation and filing of all Tax Returns applicable to the Business, the Assets and the Assumed Liabilities attributable to taxable periods beginning on Closing Date.

(c) Seller, on the one hand, or Buyer, on the other hand, as the case may be, will provide reimbursement for any Tax paid by one party or its Affiliates all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.02. Not later than 14 days prior to the payment of any such Tax, the Party paying such Tax will give notice to the other Party of the Tax payable and the portion which is the liability of the other party, although failure to timely give such notice will not relieve the other Party from its liability hereunder.

(d) After the Closing Date, Seller and Buyer will, and will cause their respective Affiliates to: (i) assist in all reasonable respects the other Party in preparing any tax returns which such other Party is responsible for preparing and filing, (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns concerning the Business, the Assets or the Assumed Liabilities, (iii) make available to the other Party and to any taxing authority as reasonably requested by the other Party all information, records, and documents relating to Taxes concerning the Business, the Assets or the Assumed Liabilities, (iv) provide timely notice to the other Party in writing of any pending or threatened Tax audits or assessments relating to Taxes concerning the Business, the Assets or the Assumed Liabilities for taxable periods for which the other Party may have a liability under this Section 7.02, and (v) to the extent permitted by Law, furnish the other Party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

Section 7.03 Confidentiality. From and after the date hereof, Seller hereby agrees that it shall, and it shall cause each of its Affiliates and representatives to, not use or disclose and to treat and hold as confidential, all confidential, non-public or proprietary information, observations, materials and data regarding the Seller, including the existence of this Agreement and the terms and conditions contained herein, or any data or information of the Seller and Buyer (including trade secrets) that is valuable to the operation of the Business and not generally known to the public or competitors, including information related to operations of the Seller and Buyer (“Confidential Information”) and, except as otherwise expressly permitted by this Agreement, or required by Law or a Governmental Authority, refrain from using any of the Confidential Information and, upon the request of the Buyer, deliver promptly to the Buyer, or destroy all tangible embodiments (and all copies) of the Confidential Information that are in its possession or under its control. In the event that Seller or any of its respective Affiliates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, to the extent legally permissible, such Person shall notify the Buyer promptly of the request or requirement so that the Buyer, at its own sole expense, may seek an appropriate protective order or waive compliance with the provisions of this Section 7.03. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any of its respective Affiliates or representatives is compelled to disclose any Confidential Information to any tribunal, it may disclose the Confidential Information to the tribunal; provided that it shall use its commercially reasonable efforts to obtain, at the request and sole expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer, shall designate. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Seller or any of its respective Affiliates or representatives in violation of this Agreement or any other confidentiality obligation to which any of them is bound.

Section 7.04 Non-Competition.

(a) During the period from the Closing Date to the second (2nd) anniversary of the Closing Date (the “Restricted Period”), each of the Seller hereby agrees that it shall not, and shall cause their respective Affiliates and representatives to not, directly or indirectly through another Person, own any interest in, manage, control, participate in (whether as a seller, operator, manager, consultant, investor, agent, representative or otherwise), consult with, render services for, or otherwise engage in any business or entity which directly or indirectly competes with the Business of the Buyer after the Closing as conducted immediately after the Closing or proposed to be conducted as of the date hereof, throughout the Restricted Territory (such activities, the “Seller Activities”). Nothing herein shall prohibit the Seller or its respective Affiliates or representatives from buying or selling the outstanding stock of any corporation whose stock is publicly traded, so long as Sellerhas no active participation in the business of such corporation and do not act as a consultant therefor or in any way render services thereto, whether for compensation or not.

(b) Seller hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 7.04 are reasonable and are no broader than are necessary to protect the legitimate business interests of Buyer, including, without limitation, the Business, the Assets, and all Confidential Information acquired pursuant to this Agreement.

(c) Seller acknowledges that Buyer would not enter into this Agreement or pay the consideration provided for herein without the Seller’s promises contained in this Section 7.04.

(d) Seller agrees and stipulates that the agreements and covenants not to compete contained in Section 7.04 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Seller and Buyer, including but not limited to the substantial consideration paid by Buyer for the Business and the Assets; however, Seller is aware that in certain circumstances courts have refused to enforce as written certain provisions or terms of agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Section 7.04, Seller and Buyer agree that, in the event a court should decline to enforce any of the provisions of Section 7.04, such Section 7.04 shall be deemed to be modified or reformed to restrict the competition of the Seller with Buyer to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Section 7.04 be deemed to be more restrictive to any of the Seller than those contained herein.

Section 7.05 Non-Solicitation; Non-Disparagement.

(a) During the Restricted Period, Seller hereby agrees that it shall not, and shall cause their respective Affiliates not to, directly or indirectly through another Person, (i) induce or attempt to induce any officer, director or employee of Buyer to leave the employ or services of Buyer, or in any way interfere with the relationship between Buyer and any employee; (ii) hire or otherwise retain any person who was an employee of Buyer within one (1) year prior to the time such employee is to be hired or otherwise retained by Buyer or Buyer’s subsidiaries; or (iii) directly contact or attempt to directly contact, induce or attempt to induce any customer, supplier, or other business relation of Buyer to decrease the amount of business or cease or refrain from doing business with Buyer or Buyer’s subsidiaries, or in any way interfere with the relationship between any such customer, supplier, or other business relation and Buyer.

(b) Each of the Parties will cause themselves, their Affiliates and representatives not to, make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of any other Party, or any of their respective current or future Affiliates, or any current or future members, officers, directors or key employees, of any of the foregoing, or any Party’s services, policies, practices, documents, methods of doing business, strategies or objectives, or take any other action that would reasonably be expected to disparage any Party to, or that would reasonably be expected to wrongfully interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between any Party and, the general public and/or any Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners, unless such statement is made in connection with a lawful order of a court of competent jurisdiction, any Governmental Authority, or any recognized subpoena, and except in connection with any action or proceeding arising out of this Agreement between the Parties or their respective Affiliates.

Section 7.06 Additional Acknowledgments. Intentionally deleted.

Section 7.07 Access to Records. After the Closing, Buyer and Seller will afford to each other and their respective representatives the opportunity, upon reasonable request no less than forty-eight (48) hours in advance, to examine and make copies of their respective books and records relating to the Business and the Assets, and to consult with their respective officers, employees, accountants and other representatives in connection with any reasonable business purpose, including the preparation of Tax Returns and financial reports and the conducting of any audits with respect thereto, the administration of Buyer’s Benefit Plans, the review of any materials, books, records or circumstances relating to either party’s ongoing obligations under this Agreement or for any other reasonable business purpose.

Section 7.08 Further Cooperation. Each Party hereto will, and will cause its respective Affiliates to, execute such agreements, documents, instruments and other papers and take such further actions, at any time and from time to time, after the Closing Date, as may be reasonably requested by the other Party to carry out the provisions hereof and the Transactions contemplated hereby.

Section 7.09 Mail or Other Communications Received After Closing. On and after the Closing Date, Buyer may receive and open all mail or other communications addressed to Seller and that Buyer reasonably believes relates to the Business, the Assets or the Assumed Liabilities and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to the Business, the Assets or any of the Assumed Liabilities. Buyer agrees to keep and cause to be kept confidential the contents of, and to deliver or cause to be delivered promptly to Seller, all mail or communications (including any mail or communications that relate to the Retained Assets or the Retained Liabilities) received by Buyer that are addressed to Seller. In the event that Seller receives mail or other communications that relate to the Business, the Assets or any of the Assumed Liabilities on or after the Closing Date, Seller will deliver or cause to be delivered promptly to Buyer such mail or other communications. Seller agrees to keep and cause to be kept confidential the contents of such mail or other communications.

Section 7.10 Employees. No representations have been made to current employees of the Business regarding continued employment after the Effective Date and all employees of the Business are currently “at will” under Texas law and have no contractual rights to continued employment. After the Closing, Buyer shall make offers of employment to the employees of Seller as set forth on Schedule 7.10 (the “Selected Employees”). The Selected Employees will be offered the same benefits as Buyer’s other employees. Starting on the Closing Date Buyer shall lease from Seller all of the current employees of the Business (the “Leased Employees”). Seller pays the current employees on Fridays the compensation they are due for the previous work period (each such Friday being an “Employee Pay Day”). Seller shall be responsible for, and shall include in the Current Liabilities, the costs of 28.5% (2 days of the 7 days) for the week ending March 5, 2023 and Buyer will be responsible for 71.5% (5 out of 7 days) for the first Employee Pay Day of March 10, 2023. On the Monday before each Employee Pay Day Seller shall calculate the dollar figure amount for the total value of the Leased Employees compensation, benefits, and other entitlements (the “Leased Employee Compensation”) and in exchange for Buyer’s lease of the Leased Employees from Seller, by the Wednesday before each Employee Pay Day Buyer shall pay to Seller via Automated Clearing House (ACH) direct deposit the value of the Leased Employee Compensation. When Buyer is ready to make offers of employment to the Selected Employees, Buyer shall communicate that fact in writing to Seller and Buyer and Seller shall discuss and agree on a date on which it would make reasonable business sense for Seller to terminate the employment of all Employees (the “Employee Termination Date”). On the Employee Termination Date, Seller will terminate, the employment of all Employees. Seller will retain and assume all liabilities, and carry out all obligations with respect to each such terminated Employee’s compensation, benefits and other entitlements resulting from such termination. To the extent permitted by Law, Seller will make available to Buyer the personnel records for each Selected Employee that becomes an employee of Buyer.

Section 7.11 Benefit Plans. Except for Benefit Plans constituting Assumed Contracts, Seller will retain and be solely responsible for (i) all liabilities and obligations under all Employee Benefit Plans, including all liabilities and obligations arising under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA, (ii) any long-term disability benefits provided under any Employee Benefit Plan, including any claims resulting from disabilities incurred but not reported as of the Closing Date, (iii) any benefits provided to Persons who do not become employees of Buyer, (iv) any expenses incurred under Seller’s Employee Benefit Plans, and (v) any award of stock appreciation rights, stock options, restricted stock, performance shares or units, or other incentive compensation by Seller.

Section 7.12 No Right to Benefits. No provision contained in this Agreement will create any third party beneficiary or other rights in any employee or former employee of Seller or the Subsidiary (or any beneficiary or dependent thereof) in respect of continued employment or resumed employment with Buyer or the Business, and no provision of this Agreement will create any such rights in any such Person in respect of any benefits that may be provided under any employee benefit plan or arrangement that may be established by Buyer.

Section 7.13 Offer Letters. Seller will (i) assign to Buyer at Closing all of Seller’s rights under all offer letters, confidentiality and non-competition agreements that exist with the Selected Employees, and (ii) promptly after execution of this Agreement, provide copies of all such agreements to Buyer to the extent not already provided.

Section 7.14 Right to Change Benefits. Buyer will have the right, in the good faith exercise of its managerial discretion, to make changes or cause changes in the compensation, benefits (including retiree, medical, pension, thrift plan or other benefits), and other terms of employment for, and to terminate the employment of, any Selected Employee.

Section 7.15 Press Releases. Following the Closing, neither Seller nor Buyer shall cause its Affiliates and representatives not to, issue any press release or other public statement regarding this Agreement or the transactions contemplated by this Agreement without the prior approval of the other party.

Section 7.16 Name Change. Seller agrees that on the Closing Date Seller will take such action as may be required to relinquish its assumed name of “KAT Fabricators” so that Buyer may operate under that name.

Section 7.17 Collection of Accounts Receivable. All Accounts Receivable of Seller accrued but not collected prior to the Closing Date are property of Buyer.

Section 7.18 Home Depot Introductions. At any time during the sixty (60) day period after the Closing Date, Seller shall, upon the request of the Buyer at any time, introduce Buyer or arrange for a personal introduction of any Person appointed by Buyer, to Seller’s previous contacts at The Home Depot, Inc. (“Home Depot”) in order to foster and encourage a future business relationship between Buyer and Home Depot.

Section 7.19 Customer Introductions. For a period of sixty (60) days after the Closing Date, Seller shall, upon the request of the Buyer at any time, introduce Buyer or arrange for a personal introduction of the Buyer, to any customer of Seller for the purpose of insuring good relationship between Buyer and the customers of Seller following the Closing Date.

Section 7.20 Transition Services. Seller, without cost to Buyer, shall assist the Buyer with respect to the transition of ownership and the operation of the Business, including the transition of key customers, accounts and critical business processes, until March 2, 2023 as needed during normal business hours at such times as agreed to by Buyer and Seller. Seller will provide any and all services, administration, operational assistance, accounting and reporting assistance Buyer needs during the transition period. Buyer will reimburse Seller for any and all tangible costs associated with providing the transition services to the Buyer.

Section 7.21 Discontinue Using Assumed Name. Immediately following the Closing Date, Seller will discontinue use of its assumed name, “KAT Fabricators”. Seller agrees to deliver to Buyer, within five (5) business days after the Closing, an Abandonment of Assumed Name and proof of filing the same with the Texas Secretary of State.

ARTICLE VIII.
CONDITIONS TO CLOSING

Section 8.01 General Conditions. The respective obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Buyer and/or Seller, as applicable, based on the Party whose obligation is subject to such condition, in each case, in its sole discretion:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions and there shall not be any Action pending that seeks to enjoin, restrain, make illegal or otherwise prohibit the consummation of the Transactions.

(b) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any Transaction contemplated hereby.

(c) All approvals, consents and waivers required to consent to the Transactions and transfer the Assets to Buyer shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

Section 8.02 Conditions to Obligations of the Sellers. The obligations of the Seller to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a) The Fundamental Representations shall be true and correct in all but de minimis respects both when made and at and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all but de minimis respects at and as of such specified date, and the representations and warranties of Buyer contained in Article VI (other than Fundamental Representations), shall be true and correct in all material respects both when made and at and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects at and as of such specified date. Buyer shall have performed in all material respects all obligations and agreements and complied with in all material respects all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b) Seller shall have received an executed counterpart of each of the agreements necessary to consummate the Transactions, signed by each party thereto other than Seller.

(c) Seller shall have received from Buyer a certificate to the effect that the conditions set forth in Section 8.02(a) have been satisfied, signed by a duly authorized officer of Buyer.

(d) At or prior to the Closing, Buyer shall deliver or shall cause to be delivered to Seller:

(i) a Franchise Tax Account Status of Buyer, issued not earlier than fourteen (14) days prior to the Closing Date by the Texas Comptroller’s Office; and

(ii) the Purchase Price.

Section 8.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a) The Fundamental Representations shall be true and correct in all but de minimis respects both when made and at and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all but de minimis respects at and as of such specified date, and the representations and warranties of Seller contained in Article V (other than Fundamental Representations), shall be true and correct in all material respects both when made and at and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects at and as of such specified date. Seller shall have performed in all material respects all obligations and agreements and complied with in all material respects all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b) Since the date of this Agreement, there shall have been no event or occurrence that has a Material Adverse Effect.

(c) Buyer shall have received an executed counterpart of each of the agreements necessary to consummate the Transactions, signed by each party thereto other than Buyer.

(d) Buyer shall have received from Seller a certificate to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied, signed by a duly authorized officer thereof.

(e) At or prior to the Closing, Seller shall deliver or shall cause to be delivered to Buyer:

(i) all third-party consents and evidence of all third-party notices required to be made prior to the Closing in connection with the Transactions which are set forth on Schedule 8.03(e)(ii);

(ii) a payoff letter in respect of each item of Indebtedness of the Seller Entities set forth on Schedule 8.03(e)(iii), in form and substance reasonably satisfactory to Buyer, indicating that, upon payment of the amount specified in such payoff letter, all outstanding obligations of the Seller arising under or related to the Indebtedness owed to the Persons thereunder shall be repaid and extinguished in full and that, upon receipt of such amount, such Persons shall release their Liens and other security interests in, and shall deliver Uniform Commercial Code Termination Statements and such other documents or endorsements necessary to release of record its Liens and other security interest in, the assets and properties of the Seller;

(iii) evidence of the reconciliation of all intercompany accounts receivable and accounts payable between Seller, on the one hand, and Shareholders and such Shareholders’ Affiliates (other than Seller), on the other hand;

(iv) a certificate of the secretary of Seller certifying as true and correct and dated as of the date hereof (a) the certificate of formation of Seller, (b) the bylaws of Seller, (c) the resolutions of the Seller’s board of directors and shareholders approving the execution and delivery by Seller of this Agreement and the other Transaction Documents, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby and (d) Franchise Tax Account Status certification from the Texas Comptroller’s Office dated within fourteen (14) prior to the date hereof; and

(v) a certificate dated as of the Closing Date and duly executed by an officer of Seller, in customary form certifying that Seller is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and to certify that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

Section 8.04 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur and to otherwise comply with such party’s obligations under this Agreement.

Section 8.05 Financing. Buyer shall have received financing on terms acceptable to Buyer in an amount sufficient to pay the Purchase Price, the purchase price of the real property being acquired in connection herewith, and all of Buyer’s expenses related to the Transactions.

ARTICLE IX.
INDEMNIFICATION

Section 9.01 Survival of Representations, Warranties, Covenants and Agreements. The Fundamental Representations shall survive the execution of this Agreement until the expiration of thirty (30) days following the expiration of the applicable statute of limitations. All of the non-Fundamental Representations shall survive the Closing for a period of twelve (12) months. All covenants that by their nature are to be performed following the Closing Date shall survive until fully performed. Any representation, warranty, covenant or indemnity that would otherwise terminate in accordance with this Section 9.01 shall survive and continue in full force and effect if a notice shall have been timely given under this Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX. Nothing herein shall limit any Party’s rights as to claims for Fraud.

Section 9.02 Indemnification by the Seller. Subject to the other provisions and limitations in this Article IX, after the Closing, the Seller shall indemnify and hold harmless Buyer, and each of its Affiliates, managers, members, partners, employees, agents, attorneys and representatives, and any Person claiming by or through any of them (each, a “Buyer Indemnified Party”), against and in respect of any and all claims, costs, expenses, Taxes, damages, liabilities and losses (including attorneys’ fees and other costs and expenses incident to any suit, action or proceeding or incurred in connection with the enforcement of rights hereunder) (“Damages”), arising out of, resulting from or incurred in connection with: (a) any inaccuracy in any Fundamental Representations in this Agreement, (b) any inaccuracy in any other representation or warranty, other than Fundamental Representations, of the Seller in this Agreement or in any certificate delivered pursuant hereto(in the case of each of subsection (a) and (b), the existence of such inaccuracy or breach, together with the Damages related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect” or other terms of similar import or effect), (c) the breach by the Seller of any covenant or agreement to be performed by it hereunder, or by Seller at any time of any covenant or agreement to be performed by it hereunder, (d) relating to the operation of Seller and the Business prior to the Closing Date, (e) Seller’s violation of any Environmental Laws, or (f) any audit by the Texas Comptroller of Seller for acts, omissions, or conduct prior to Closing, (g) any physical injuries or deaths of employees or independent contractors of Seller or its Affiliates that occurred prior to the Closing Date, or (h) any Retained Liability.

Section 9.03 Indemnification by Buyer. Subject to the other provisions in this Article IX, after the Closing, Buyer shall indemnify and hold harmless Seller and its respective Affiliates, employees, attorneys, agents and representatives, and any Person claiming by or through any of them (each, a “Seller Indemnified Party”), against and in respect of any and all Damages arising out of, resulting from, or incurred in connection with any (i) any inaccuracy in any other representation or warranty, other than Fundamental Representations, of Buyer and/or its representatives in this Agreement or in any certificate or document delivered pursuant hereto (in the case of subpart (i), the existence of such inaccuracy or breach, together with the Damages related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect” or other terms of similar import or effect), inaccuracy in any representation or warranty made by Buyer in this Agreement or in any certificate delivered pursuant hereto (in each case, the existence of such inaccuracy or breach, together with the Damages related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect” or other terms of similar import or effect), (ii) any breach of any covenant or agreement of Buyer in this Agreement, (iii) the operation of the Business after Closing, or (iv) any Assumed Liability.

Section 9.04 Limitations on Indemnification. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 9.01 until the aggregate amount of all Losses in respect of indemnification under Section 9.01 exceeds $20,000 (the “Basket”), in which event the Seller Indemnified Parties shall only be required to pay or be liable for such Losses from the first dollar. The aggregate amount of all Losses arising from breaches of the Fundamental Representations or for fraud for which the Sellers shall be liable pursuant to Section 9.01 shall not exceed the Purchase Price (the “Fundamental Cap”). The aggregate amount of all Losses arising from breaches of any representations other than the Fundamental Representations for which the Sellers shall be liable pursuant to Section 9.01 shall not exceed $500,000.00 (the “Representation Cap”).

(b) Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 9.023 until the aggregate amount of all Losses in respect of indemnification under Section 9.023 exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.023 shall not exceed $500,000.00.

(c) Notwithstanding the foregoing, any limitations set forth in this Section 9.04 shall not apply to Losses based upon, arising out of, with respect to or by reason of fraud or any inaccuracy in or breach of any Fundamental Representations and Warranties made by any of the Parties hereto.

Section 9.05 Notices and Opportunity to Defend. Promptly after receipt by any Person entitled to indemnification under this Article IX (the “Indemnitee”) of notice of any demand, assertion or other circumstance that could give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (each, an “Asserted Liability”) that may result in Losses, the Indemnitee will give notice thereof (the “Claims Notice”) to the party obligated to provide indemnification or payment pursuant to Section 9.02 or Section 9.03 (the “Indemnifying Party”), as the case may be, subject to the procedures contained in this Section 9.04. The Claims Notice will describe the Asserted Liability in reasonable detail and will, if possible, indicate the amount of the Loss that has been or may be suffered by the Indemnitee. In no event will the Indemnitee’s failure to give a Claims Notice to the Indemnifying Party relieve the Indemnifying Party of any liability under this Article IX, except to the extent that such failure materially prejudices the Indemnifying Party’s ability to adequately defend such claim.

Section 9.06 Opportunity to Defend. If the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnitee with respect to any Asserted Liability, the Indemnifying Party may elect to compromise or defend, at its own expense and with counsel reasonably satisfactory to the Indemnitee, such Asserted Liability; and if the Indemnifying Party so elects to compromise or defend, the Indemnifying Party will have the right to control the defense of such Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it will within 15 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will cooperate with the Indemnifying Party in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend such Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability, and the Indemnitee will have the right to control the defense of such Asserted Liability; and in such case, the Indemnitee will retain the right to pursue its rights to indemnification hereunder against the Indemnifying Party. If the Indemnitee controls the defense pursuant to this Section 9.06, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing provisions of this Section 9.06, the Indemnifying Party may settle or compromise any Asserted Liability; provided, that (i) such settlement or compromise does not result in any liability to, restriction on or admission by the Indemnitee, and (ii) such settlement or compromise constitutes or includes a full release of the Indemnitee. In any event, the Indemnitee may participate, at its own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee will make available to the Indemnifying Party any Records within its control that are necessary or appropriate for such defense.

Section 9.07 Payment of Losses Any Losses for which an Indemnified Party is entitled to indemnification under this Article IX shall be paid by the Indemnifying Party to the Indemnified Party as such Losses are incurred.

Section 9.08 Exclusive Remedies. Intentionally deleted.

Section 9.09 Survival Where Claim Notice is Given. Any Losses of which either Party has validly given a Claims Notice to the other Party in accordance with the requirements of Section 9.05 on or prior to the date such indemnification would otherwise terminate in accordance with Section 9.01, as to which the obligation of the notified Party shall continue solely with respect to the specific matters in such Claims Notice until the liability of notifying Party shall have been determined pursuant to this Article IX, and the Indemnifying Party, if such determination is made, shall have reimbursed all Indemnitees for the full amount of such Losses that are payable with respect to such Claims Notice in accordance with this Article IX.

Section 9.10 Payment of Damages.

(a) Following the final determination (pursuant to a final, non-appealable court of competent jurisdiction or arbitrator, as applicable) of the amount of any Damages payable to a Buyer Indemnified Party pursuant to this Article IX, Seller (or its designee) shall pay to such Buyer Indemnified Party, by wire transfer of immediately available funds to a bank account designated in writing by such Buyer Indemnified Party, (for the benefit of the Buyer) the amount of such Damages within fifteen (15) Business Days after such final determination, cash.

(b) Promptly and in any event within five (5) Business Days following the final determination (pursuant to a final, non-appealable court of competent jurisdiction or arbitrator, as applicable) of the amount of any Damages payable to a Seller Indemnified Party pursuant to this Article IX, Buyer (or its designee) shall pay to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by such Seller Indemnified Party, (for the benefit of the Seller) the amount of such Damages, within ten (10) Business Days after such final determination, cash.

ARTICLE X.
MISCELLANEOUS

Section 10.01 No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.02 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that Buyer may assign at Closing any or all of its rights and interests hereunder to lenders providing financing for the Transactions as collateral security after the Closing Date, or assign any or all of its rights, interests or obligations to an acquirer of all or substantially all of the assets of Buyer. Notwithstanding the foregoing, any assignment of this Agreement by the Seller or any assignment by the Seller of any of its obligations under this Agreement shall be null and void ab initio.

Section 10.03 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 10.04 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.05 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or via e- mail against written receipt, mailed by prepaid first class certified mail (return receipt requested), or mailed by overnight courier (prepaid), to the Parties at the following addresses and e-mail addresses:

If to Buyer:

ONYX CAPITAL TEQUILA PARTNERS IV, LLC

2626 Cole Avenue, Suite 300

Dallas, TX 75204

Attention: Robert Finley

Email: robert.finley@onyxcm.com

If to the Seller:

KAT Specialties, Inc.

Attention: Christina Adds

6187 FM 1565

Royse City, Texas 75189

Email: tadds@katfabricators.com

All such notices, requests and other communications will (a) if delivered personally to the address provided in this Section 10.05, or by e-mail to the e-mail address provided in this Section 10.05, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time of the recipient or on a day other than a Business Day, then on the next following Business Day, (b) if delivered by mail in the manner described above to the address provided in this Section 10.05, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon receipt, and (c) if delivered by overnight courier to the address provided in this Section 10.05 be deemed given on the earlier of the first (1st) Business Day following the date sent by such courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.05. Any Party from time to time may change its address, e-mail address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to each of the other Parties.

Section 10.06 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. Whenever any Party is to pay any sum to another Party or any of its Affiliates or related persons, any amount that such payee Party or such of its Affiliates or related person owes to the other Party or any of its Affiliates or related persons may be deducted from that sum before payment.

Section 10.07 Incorporation of Schedules and Exhibits. The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.08 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 10.09 Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” means “including without limitation.”

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

Section 10.11 Dispute Resolution. IF ANY CONTROVERSY, DISPUTE OR CLAIM ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE BREACH OF THIS AGREEMENT, THE PARTIES WILL ATTEMPT IN GOOD FAITH TO NEGOTIATE A SOLUTION TO THEIR DIFFERENCES. IF NEGOTIATION DOES NOT RESULT IN A RESOLUTION WITHIN THIRTY (30) DAYS FROM THE DATE WHEN ONE PARTY FIRST NOTIFIES THE OTHER OF THE CONTROVERSY OR CLAIM THEN THE CLAIM OR CONTROVERSY MUST BE MEDIATED PRIOR TO A PARTY SEEKING ANY LEGAL OR EQUITABLE CAUSE OF ACTION. SAID MEDIATOR MUST BE A QUALIFIED, LICENSED ATTORNEY. IF THE PARTIES CANNOT AGREE ON A MEDIATOR, EACH PARTY SHALL DESIGNATE ONE MEDIATOR AND THOSE TWO MEDIATORS SHALL DESIGNATE THE MEDIATOR OF THE DISPUTE. MEDIATION SHALL COMMENCE NO LATER THAN THIRTY (30) DAYS FOLLOWING A PARTY’S NOTICE TO THE OTHER PARTY REQUESTING MEDIATION OR AT THE EARLIEST AVAILABILITY OF THE SELECTED MEDIATOR, WHICHEVER IS LATER. EACH PARTY SHALL BEAR ITS OWN COSTS IN THE MEDIATION.

Section 10.12 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.13 Jurisdiction and Venue. Each Party consents to the jurisdiction and venue of the federal or state courts located in Dallas, Texas, for any Action arising from or in connection with the interpretation or enforcement of this Agreement.

Section 10.14 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.15 Severability of Provisions. Subject to Section 7.04, if any provision or portion of any provision of this Agreement, or the application of any such provision or portion to any Person or circumstance, shall be held invalid or unenforceable, the remaining provisions of this Agreement or the remaining portion of such provision, and the application of such provision or portion to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby.

Section 10.16 Equitable Relief. The Parties hereto acknowledge and agree that in view of the uniqueness of the Business, damages at law would be an insufficient remedy for a breach of any of its covenants in this Agreement, including a breach of Section 7. Accordingly, the Parties agree that in the event of a breach or threatened breach of any such provisions, the non-breaching party will be entitled to (and the Parties acknowledge and covenant that they will not, and will cause their respective Affiliates not to, contest the appropriateness and availability of) equitable relief in the form of an injunction to prevent irreparable injury.

Section 10.17 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties and contemporaneously with the Closing, shall supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

The Parties have signed this Agreement at the dates indicated by their signatures.

SELLER:

KAT SPECIALTIES, INC.

Dated: February 28, 2023	By:	/s/ Christina K. Adds
Christina K. Adds, President

BUYER:

ONYX CAPITAL TEQUILA PARTNERS IV, LLC

Dated: February 28, 2023	By:	/s/ Robert Finley
Robert Finley, Manager

Signature Page to the Asset Purchase Agreement

EXHIBIT A

Definitions

“Accounts Payable” means all accounts and notes payable of the Seller. “Accounts Receivable” means all accounts and notes receivable of the Seller.

“Action” means any action, suit, proceeding (including arbitration proceeding), investigation, complaint, claim, charge, grievance, order, audit, governmental charge or inquiry.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preface above.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Asserted Liability” has the meaning set forth in Section 9.05.

“Assumed Contracts” has the meaning set forth in Section 2.01(iv).

“Assumed Debt” means the debt of Seller assumed by Buyer and listed on Schedule 2.01(xxv).

“Basket” has the meaning set forth in Section 9.04(a).

“BBT/Truist Line of Credit” means that line of credit made by Truist Bank and KAT Specialties, Inc. originally dated July 18, 2019 under Obligator/Obligation No. 9700277559/00001 and renewed as of November 20, 2022.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are obligated to close.

“Cash” means, with respect to the Seller, as of any particular time, all cash and cash equivalents held by the Seller at such time, determined on a consolidated basis; provided, however, that Cash will be reduced by the amount of all checks of the Seller that are issued or outstanding. Cash will not include (i) any cash or cash equivalents that are treated as restricted in accordance with GAAP or (ii) any cash held in any account outside the United States.

“Claims Notice” has the meaning set forth in Section 9.05.

“Closing” has the meaning set forth in Section 4.01.

“Closing Date” has the meaning set forth in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.03.

“Damages” has the meaning set forth in Section 9.02.

“Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Resolution Firm” means a mutually-agreeable person or entity who possess the appropriate expertise and experience to preside over a dispute between the parties with respect to the terms of this Agreement or the performance thereof, should such dispute arise.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in section 3(3) of ERISA), whether or not subject to ERISA, and each retirement, savings, pension, health, welfare, employment, compensation, incentive, equity option, restricted equity, equity appreciation right, phantom equity, change in control, severance, retention, separation, post-termination or retiree, nonqualified or deferred compensation, bonus, vacation, paid time off, fringe-benefit, or any other benefit or compensation plan, program, policy, agreement or arrangement (a) that is maintained, sponsored, contributed to or required to be contributed to by any of the Seller, or (b) in which current or former employees (and their dependents or beneficiaries) of any of the Seller participate, or (c) with respect to which any Seller has or could reasonably be expected to have any current or potential liability or obligation.

“Equipment” means all machinery, equipment, tools, furniture, furnishings, automobiles, trucks, tractors, trailers, back-up generators, forklifts and other vehicles and mobile equipment, computers, copiers, fax machines, telephones and all related equipment, maintenance materials, spare parts and all other tangible personal property owned by Seller, wherever located, and used primarily in connection with the conduct of the Business.

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or public or worker health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with any Seller under Section 414 of the Code.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with Seller under Section 414 of the Code.

“Financial Statements” has the meaning set forth in Section 1.01(a).

“Fundamental Cap” has the meaning set forth in Section 8.04(a).

“Fundamental Representations” shall mean the representations in 5.01, 5.02, 5.03, 5.07, 6.01, 6.02, 6.03 and 6.05.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any (i) government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in the case of any of clause (i), (ii) or (iii), whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

“Hazardous Materials” means chemicals, pesticides, pollutants, contaminants, materials, substances or wastes for which liability or standards of conduct may be imposed under Environmental Laws including any petroleum products or byproducts, asbestos, polychlorinated biphenyls, odors, noise and radiation.

“Improvements” has the meaning set forth in Section 5.13(b).

“Indebtedness” means, at any particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (excluding trade payables and other current liabilities incurred in the Ordinary Course of Business which are not more than six (6) months past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guaranties in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any indebtedness arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (ix) unpaid Taxes of the Seller (whether or not such Taxes are due and payable as of the Closing Date, and including any unpaid Taxes with respect to any voluntary disclosure, amnesty or similar arrangement) with respect to Pre-Closing Tax Periods (which shall not be an amount less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax), (x) any items set forth on Schedule 1.1(a) and (xi) accrued interest prior to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (x) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations.

“Indemnified Party” means any Person receiving indemnification pursuant to Article IX IX.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Intellectual Property” means all of the following in any jurisdiction throughout the United States of America: (i) patents, patent applications (including originals, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues thereof) and patent disclosures; (ii) Trademarks; (iii) copyrights and copyrightable works; (iv) domain names; (v) registrations and applications for any of the foregoing; (vi) trade secrets, confidential information, customer lists, reports, software development methodologies, technical information, process technology, plans, drawings, blue prints, know-how and inventions (whether patentable or unpatentable and whether or not reduced to practice); (vii) Software; and (viii) any other intellectual property or proprietary rights.

“Inventory” means all materials, spare parts, waste materials, scrap, and supplies wherever located.

“IRS” means the Internal Revenue Service.

“JP Morgan Chase Line of Credit” means that Line of Credit Note originally dated as of November 17, 2006, between JP Morgan Chase Bank, N.A. and KAT Specialties, Inc. and increased as of March 29, 2019.

“Knowledge” means, with respect to the Seller, the actual knowledge of Seller after due inquiry.

“Latest Balance Sheet” has the meaning set forth in 5.08(a).

“Law” means, whenever in effect, all laws, statutes, common law, constitutions, treaties, rules, regulations, codes, injunctions, decrees, orders, determinations, ordinances, judgments, injunctions and other pronouncements or provisions having the effect of law, of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Seller holds any real property, including the right to all security deposits deposited by or on behalf of the Seller thereunder.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, option, warrant, purchase right, commitment, right of first refusal, grant of a power to confess judgment, conditional sale and title retention agreement (including any lease in the nature thereof), charge, third-party claim, demand, equity, security title, lien, encumbrance or other similar arrangement or interest in real or personal property (other than any restrictions on transfer under the Securities Act and Texas securities Laws).

“Material Adverse Effect” means any effect or change that, individually or together with any other effects or changes, has been or could reasonably be expected to be materially adverse to the businesses, assets and properties, customer, relationships with suppliers or employees, condition (financial or otherwise), operating results or operations of the Seller taken as a whole, without regard to the duration or persistence of such changes, whether actual or expected, but excluding any effect resulting from or relating to (a) general political or economic conditions, general financial and capital market conditions (including interest rates) or general effects on any of the industries in which the Seller is engaged, or, in each case, any changes therein (including as a result of an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war), (b) any changes in Law, GAAP or any authoritative interpretations thereof, in each case after the date hereof, (c) the public announcement or the becoming public of the transactions contemplated by this Agreement, or (d) any action taken or failed to be taken by the Sellers, any of their Affiliates or any of their respective Representatives (i) at the written request of, or approved in writing by, the Buyer, or (ii) that is required by this Agreement. For purposes of determining whether any effect or change is materially adverse, any change or loss in excess of $50,000 shall be considered materially adverse.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the meanings set forth in the preface above.

“Permits” has the meaning set forth in Section 5.11(b).

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or another entity.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Purchase Price” has the meaning set forth in Section 4.03.

“Buyer Indemnified Party” has the meaning set forth in Section 9.02.

“Records” means all books and records of Seller relating to the Business, including all original agreements, files, documents, records, computer records, pricing files, files and programs, operating data, drawings, specifications, environmental studies, maintenance records, operational manuals and personnel records with regard to the employees that will become employees of Buyer.

“Related Party” means (i) any officer, director, shareholder, manager, equity holder, member, partner or Affiliate of the Seller, and (ii) any individual related by blood, marriage or adoption to any such person described in clause (i) forgoing, (iii) any other Person in which any Person described in clause (i) owns, directly or indirectly, any beneficial interest, and (iv) any trust or estate for which any Person described in clause (i) serves as a trustee or in a similar capacity.

“Restricted Period” has the meaning set forth in Section 7.04(a).

“Restricted Territory” means the States of Texas, Arkansas, Louisiana and Oklahoma.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” have the meanings set forth in the preface above. “Seller Activities” has the meaning set forth in Section 7.04(a).

“Seller Indemnified Party” has the meaning set forth in Section 9.03.

“Shareholder” means Christina Adds as the sole shareholder of KAT Specialties, Inc.

“Software” means any and all (i) computer programs, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” means a taxable year or period beginning before and ending after the close of the day the Closing occurs, which will be treated on a “closing of the books” basis as two partial periods, one ending on the close of the day the Closing occurs and the other beginning on the day immediately following the day on which the Closing occurs, except that Taxes imposed on a periodic basis will be allocated on a daily basis.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means (i) any federal, state, local or foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, capital, franchise, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, escheat, abandoned or unclaimed property, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever and denominated by any name whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined, unitary or similar group of which the Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law, and (iii) any and all liability for amounts described in clause (i) or (ii) of any Person imposed on any Seller as a transferee or successor, by contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

“Tax Return” means any federal, state, local, foreign or other applicable return, declaration, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the Internal Revenue Service or any other Governmental Authority or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Trademarks” means (i) any trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all goodwill associated with each of the foregoing, and (ii) registrations or applications for any of the foregoing.

“Transaction Documents” means this Agreement and the agreements, documents and instruments contemplated hereby, but excluding those related to the purchase of properties located at 3424 Dilido Road, Dallas, Texas 75228 and 1717 Chenault Street, Dallas, Texas 75228.

“Transactions” has the meaning set forth in the preface above.

“Transfer Taxes” has the meaning set forth in Section 7.01.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Treasury Department.